Exhibit 99.1

Young Broadcasting Inc. Announces Fourth Quarter Results
Revenues Increase 19% and Station Operating Performance Increases
74% Over Prior Year

NEW YORK—(BUSINESS WIRE)—February 23, 2005—Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) today announced results for the three and twelve months ended December 31, 2004.

For the fourth quarter, net revenue grew 19.1% to $63.8 million and operating income grew $7.2 million to $10.6 million compared to the same period in 2003. Net loss for the quarter was $1.3 million (or $.06 per share) as compared to a net loss of $13.2 million (or $0.67 per share) in the fourth quarter of 2003. Station operating performance (“SOP”), a non-GAAP measure (see below for explanation of SOP), was $22.9 million in the fourth quarter of 2004, a 73.6% improvement from the comparable prior year period. The net revenue and SOP results reported are both significantly higher than the Company’s guidance given in its November 8, 2004 press release.

For the year ended December 31, 2004, net revenue was $223.9 million and operating income was $22.3 million, representing growth of 10.8% and 82.5%, respectively, over the prior year. The net loss for the year ended December 31, 2004 narrowed to $44.3 million or $2.23 per share, an improvement of approximately 10.0% year to year. SOP for 2004 was $69.5 million, an increase of 34.0% compared to 2003.

Sale of WTVO-TV, Rockford, Illinois

On November 1, 2004, the Company completed the first closing of its previously announced sale of WTVO-TV in Rockford, Illinois. At the closing, Mission Broadcasting paid YBI $15 million for the physical assets of the station and the parties entered into a time barter arrangement. On January 4, 2005 the remaining $5.75 million of the purchase price was paid to the Company at the transaction’s second and final closing. A gain of approximately $15.0 million, net of applicable taxes, will be recognized on the sale; $3.7 million of this gain was recognized in 2004 and the remaining $11.3 million will be recognized in 2005.

Vincent Young’s Comments

Vincent Young, Chairman of Young Broadcasting, stated, “As pleased as we are with the strong fourth quarter results, our confidence in the long term prosperity of commercial broadcasting, in general, and our Company, in particular, has never been greater. Our business is to a large extent locally driven and the local advertising sales initiatives we have put in place are beginning to produce new revenue which bodes well for future growth. Finally, KRON-TV generated positive SOP for the fourth quarter and full year.”

Fourth Quarter Review

Fourth quarter revenue in 2004 was driven by $13.8 million of net political revenue as compared with $2.2 million in the same period in 2003. This revenue was concentrated at the Company’s stations in Davenport, IA, Sioux Falls, SD, Lansing, MI, and Green Bay, WI.

Station operating expenses in 2004 increased as compared to the prior year due to costs associated with the launch of morning news shows on several of the Company’s ABC affiliates. These programs should support future revenue growth. Corporate overhead increased in 2004 reflecting significant expenses associated with the implementation of Sarbanes-Oxley Act (“Act”) related internal control audit and documentation procedures, and rising insurance costs. Included in the full year’s Corporate Overhead is $2.8 million associated with the retirement of the Company’s former President on March 31, 2004.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating income, its most directly comparable GAAP financial measure, are provided in the attachment to this release.

Fourth Quarter Conference Call:

Young Broadcasting will hold a conference call on Wednesday, February 23, 2005 at 1:00 PM (ET). You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

You may listen to a live web-cast of the call by going to http://youngbroadcasting.com. The archive will be available for replay through March 23, 2005. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). You may listen to a telephone replay of the entire call by dialing 866-455-0436 through March 1, 2005.

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

CONTACT:

Young Broadcasting Inc. -Vincent Young or James Morgan, 212-754-7070

The Lippin Group - Don Ciaramella, 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2003	2004	2003	2004
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$202,170	$223,908	$53,573	$63,796
Operating expenses	164,615	175,507	44,246	46,574
Depreciation and amortization	25,333	26,091	5,859	6,585
Operating income	12,222	22,310	3,468	10,637

Interest expense, net	(64,792)	(64,497)	(16,920)	(15,680)
Non-cash change in market valuation of swaps	(3,130)	(20)	(685)	42
Loss on extinguishments of debt	—	(5,323)	—	—
Other (expenses) income, net	473	(405)	648	160
	(67,449)	(70,245)	(16,957)	(15,478)
Loss from continuing operations before benefit from income tax	(55,227)	(47,935)	(13,489)	(4,841)
Benefit (provision) from income tax	3,595	—	—	—
Loss from continuing operations	(51,632)	(47,935)	(13,489)	(4,841)

Income from discontinued operations, net of taxes including gain of $3.5 million in 2004	2,515	3,659	255	3,563
Net loss	$(49,117)	$(44,276)	$(13,234)	$(1,278)

Net loss per common share - basic	$(2.48)	$(2.23)	$(0.67)	$(0.06)
Weighted average shares - basic	19,783,227	19,881,802	19,818,741	19,923,538

Other Financial Data:

Amortization of program license rights	20,054	$19,111	$6,751	$5,238
Payments for program license liabilities	20,351	18,963	6,730	5,191
Capital expenditures	18,282	12,326	8,201	2,078

Reconciliation of Station Operating Performance to Operating Loss:

Operating income	12,222	22,310	3,468	10,637
Plus:
Non-cash compensation	1,113	1,988	237	492
Depreciation and amortization	25,333	26,091	5,859	6,585
Corporate overhead	13,234	19,143	3,653	5,230
Station Operating Performance	$51,902	$69,532	$13,217	$22,944